Filed Pursuant to Rule 424(b)(3)
File Number 333-103258

PROSPECTUS SUPPLEMENT
NO. 9

To Prospectus dated May 14, 2003

XCEL ENERGY INC.
800 Nicollet Mall, Suite 3000
Minnesota, Minneapolis 55402-2023
(612) 330-5500

$230,000,000
71/2% Senior Convertible Notes
due 2007
and
Shares of Common Stock issuable upon conversion of the Notes

     This Prospectus Supplement No. 9 supplements information contained in the Prospectus dated May 14, 2003, as supplemented by Prospectus Supplement No. 1 dated May 16, 2003, by Prospectus Supplement No. 2 dated June 9, 2003, by Prospectus Supplement No. 3 dated June 27, 2003, by Prospectus Supplement No. 4 dated July 14, 2003, by Prospectus Supplement No. 5 dated July 29, 2003, by Prospectus Supplement No. 6 dated July 31, 2003, by Prospectus Supplement No. 7 dated August 11, 2003 and by Prospectus Supplement No. 8 dated August 18, 2003 covering resale by selling security holders of our 71/2% Senior Convertible Notes due 2007 and shares of our common stock issuable upon conversion of the notes. This Prospectus Supplement No. 9 is not complete without, and may not be delivered or utilized except in connection with, the Prospectus, including any amendments or supplements thereto. The terms of the notes are set forth in the Prospectus. Our common stock is traded on the New York Stock Exchange under the symbol “XEL”.

     See “Risk Factors” section beginning on page 9 of the Prospectus to read about factors you should consider before purchasing the notes or our common stock.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     For more information please see the Prospectus as amended by the Prospectus Supplements.

The date of this Prospectus Supplement No. 9 is August 19, 2003.

     The information in the table appearing under the caption “Selling Security Holders” in the Prospectus is amended by adding the information below with respect to any person not previously listed in the prospectus or in any amendment or supplements thereto, and by superceding the information with respect to any person previously listed in the Prospectus with the information that is set forth below:

	Aggregate
	Principal Amount of			Common Stock
	Notes at Maturity	Percentage of Notes	Common Stock Owned	Registered
Name	that may be Sold	Outstanding	Prior to Conversion	Hereby(1)

Geode U.S Convertible Arbitrage, a series of Geode Investors LLC	$4,000,000	1.739%	—	312,733
Putnam High Income Bond Fund (formerly Putnam High Income Convertible and Bond Fund)	$440,000	0.191%	—	35,685
Putnam High Income Opportunities Trust (formerly Putnam Convertible Opportunities and Income Trust)	$280,000	0.121%	—	22,708
All other holders of notes or future transferees, pledges, donees or successors of any such holders (2) (3)	$14,675,800	6.380%	—	1,190,251
Total	$230,000,000	100.00%		18,653,690	(4)

(1)	Assumes conversion of all of the holder’s notes at a conversion price of $12.33 per share, which is equal to a conversion rate of approximately 81.1359 shares of common stock per $1,000 principal amount of notes. However, this conversion price (and conversion rate) will be subject to adjustment as described under “Description of the Notes — Conversion Rights.” As a result, the amount of common stock issuable upon conversion of the notes may increase or decrease in the future.

(2)	Information about other selling security holders will be set forth in prospectus supplements, if required.

(3)	Assumes that any other holders of notes, or any future transferees, pledges, donees or successors of or from any such other holders of notes, do not beneficially own any common stock other than the common stock issuable upon conversion of the notes at the initial conversion rate.

(4)	Because we will not issue fractional shares of our common stock upon conversion of the notes, the common stock registered hereunder for all of the security holders may not total the amount shown above.